Exhibit 99.1

Dynamix Corporation III

Announces the Separate Trading of its Class A ordinary shares and Warrants

Commencing November 19, 2025

Houston, TX, November 14, 2025 – Dynamix Corporation III (the “Company”) today announced that commencing November 19, 2025, holders of the units sold in the Company’s initial public offering may elect to separately trade the Class A ordinary shares and warrants included in the units. Class A ordinary shares and warrants that are separated will trade on the Nasdaq Stock Market LLC under the ticker symbol “DNMX” and “DNMXW,” respectively. Those units not separated will continue to trade on the Nasdaq Stock Market LLC under the symbol “DNMXU.” No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Odyssey Transfer and Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of units was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from: Cohen & Company Capital Markets, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, Email: capitalmarkets@cohencm.com.

About Dynamix Corporation III

Dynamix Corporation III is a special purpose acquisition company incorporated under the laws of the Cayman Islands for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination in any business or industry, but expects to target opportunities and companies that are in the energy, power and digital infrastructure value chain. The Company is led by the following seasoned investors and industry executives: Andrea “Andrejka” Bernatova, Chief Executive Officer and Chairman, Nader Daylami, Chief Financial Officer, Philip Rajan, Executive Vice President of M&A and Strategy. The Company maintains a corporate website at https://dynamix3.dynamix-corp.com/. Inclusion of the Company’s website address in this press release is an inactive textual reference only.

Contacts

Dynamix Corporation III

Andrea Bernatova

1980 Post Oak Blvd., Suite 100,

PMB 6373,

Houston, TX 77056

Tel: (646) 792 5600